Exhibit 99.1
News Release

Lockheed Martin Reports Third Quarter 2024 Financial Results

•Net sales of $17.1 billion, an increase of 1% year over year
•Net earnings of $1.6 billion, or $6.80 per share
•Cash from operations of $2.4 billion and free cash flow of $2.1 billion
•$1.6 billion of cash returned to shareholders through dividends and share repurchases
•Increased share repurchase authority by $3.0 billion to a total authorization of $10.3 billion
•Increased quarterly dividend 5% to $3.30 per share
•2024 financial outlook increased

BETHESDA, Md., Oct. 22, 2024 – Lockheed Martin Corporation [NYSE: LMT] today reported third quarter 2024 net sales of $17.1 billion, compared to $16.9 billion in the third quarter of 2023. Net earnings in the third quarter of 2024 were $1.6 billion, or $6.80 per share, compared to $1.7 billion, or $6.73 per share, in the third quarter of 2023. Cash from operations was $2.4 billion in the third quarter of 2024, compared to $2.9 billion in the third quarter of 2023. Free cash flow was $2.1 billion in the third quarter of 2024, compared to $2.5 billion in the third quarter of 2023.

"In the third quarter, we advanced our strategic, operational and financial priorities, as demonstrated by our record backlog of more than $165 billion, 48 F-35 deliveries, increased production on missile programs, and $2.1 billion of free cash flow generation,” said Lockheed Martin Chairman, President and CEO Jim Taiclet.

"As a result of our strong year-to-date results and confidence in our near-term performance, we are raising the outlook for full year 2024 sales, segment operating profit, EPS and free cash flow. Looking forward, we continue to make progress on the three key initiatives of our 21st Century Security® strategy of strengthening the resiliency and scalability of our production system, accelerating cutting edge digital and physical technologies into all our mission solutions and our internal operations, and expanding international partnerships to broaden our production capacity and drive more international sales. We are making substantial investments in these areas, while continuing to focus on our fundamental financial objective of driving free cash flow per share growth to generate returns for shareholders. Given our confidence in the company’s ability to deliver on these objectives, our Board has also approved a five percent increase in our quarterly dividend, the 22nd consecutive year of increases."

Summary Financial Results

The following table presents the company's summary financial results.

	(in millions, except per share data)	Quarters Ended		Nine Months Ended
		Sept. 29, 2024	Sept. 24, 2023	Sept. 29, 2024	Sept. 24, 2023
	Net sales	$17,104	$16,878	$52,421	$48,697

	Business segment operating profit[1]	$1,870	$1,810	$5,657	$5,347
	Unallocated items
	FAS/CAS pension operating adjustment	406	414	1,218	1,245
	Impairment and severance charges	—	—	(87)	—
	Intangible asset amortization expense	(61)	(61)	(183)	(185)
	Other, net	(75)	(121)	(288)	(193)
	Total unallocated items	270	232	660	867
	Consolidated operating profit	$2,140	$2,042	$6,317	$6,214

	Net earnings[2]	$1,623	$1,684	$4,809	$5,054

	Diluted earnings per share[2]	$6.80	$6.73	$20.05	$19.97

	Cash from operations[3]	$2,438	$2,891	$5,949	$5,555
	Capital expenditures	(355)	(364)	(1,103)	(987)
	Free cash flow[1,3]	$2,083	$2,527	$4,846	$4,568

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2
Net earnings for the quarter ended Sept. 29, 2024 included $14 million ($10 million, or $0.04 per share, after-tax) of net non-operational charges. See "Adjusted earnings before income taxes; adjusted net earnings and adjusted diluted EPS" table for further details.

3	See the "Cash Flows and Capital Deployment Activities" section of this news release for more information.
F-35 Lots 18-19 Contract Update
The company remains in negotiations with the U.S. Government on the Lots 18-19 production contract. Although negotiations for this contract are in process, the company has been performing work on Lots 18-19 production under initial customer authorization and funding to begin work pursuant to an advance acquisition contract received in the fourth quarter of 2023. The company and its industry team continue work in an effort to meet the customer’s desired aircraft delivery dates for the Lots 18-19 aircraft. The company's costs began to exceed the advanced acquisition contract value in the third quarter of 2024. As a result, the company was unable to recognize revenue and profit on approximately $400 million of costs incurred on the program in the third quarter of 2024, with at least an additional $300 million of impacts across the supply chain. Additionally, the company was prevented from invoicing and receiving cash of approximately $450 million through the third quarter of 2024. At the end of the third quarter of 2024, the company also had approximately $2 billion in potential termination liability exposure to third parties related to Lots 18-19 (some of which would be recoverable in the unlikely event of a termination). Currently, the company expects to receive contractual authorization and funding on the Lots 18-19 production contract with the U.S. Government and resume invoicing costs incurred and recover sales, profit, and cash in the fourth quarter of 2024. However, until a final agreement is reached, or the U.S. Government otherwise provides additional contractual authorization and funding, the company’s results of operations, cash flows, and financial condition will continue to be negatively impacted, and the impacts could be material and differ from the company's current 2024 outlook.

2024 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company's current expectations. Actual results may differ materially from those projected. It is the company's practice not to incorporate adjustments into its financial outlook for proposed or potential acquisitions, divestitures, ventures, pension risk transfer transactions or discretionary contributions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update[1]	July 2024

	Net sales	~$71,250	$70,500 - $71,500

	Business segment operating profit[2]	~$7,475	$7,350 - $7,500

	Total FAS/CAS pension adjustment	~$1,685	~$1,685

	Diluted earnings per share[3]	~$26.65	$26.10 - $26.60

	Cash from operations	~$7,950	$7,750 - $8,050
	Capital expenditures	~$1,750	~$1,750
	Free cash flow[2]	~$6,200	$6,000 - $6,300

1	The company’s current 2024 financial outlook is premised on receiving contractual authorization and funding on the F-35 Lots 18-19 production contract in the fourth quarter of 2024.
2	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
3	Although the company typically does not update its outlook for proposed changes in law, the above includes the effect of IRS Notice 2023-63 confirming that certain expenditures incurred in the performance of cost-type contracts are not subject to capitalization for tax purposes. The company believes incorporating the clarification from the Notice more accurately reflects its expectations because the Notice describes the tax treatment of certain expenditures in accordance with the company's analysis of the Internal Revenue Code.

Cash Flows and Capital Deployment Activities
The decrease in operating and free cash flows in the third quarter of 2024 compared to the same period in 2023 was primarily due to a decrease in working capital (defined as receivables, contract assets, and inventories less accounts payable and contract liabilities), which includes the cash impacts for the lack of additional contractual authorization and funding from the U.S. Government prior to the end of the third quarter of 2024 on the Lots 18-19 contract of the F-35 program.
The company's cash activities in the third quarter of 2024, included the following:
•paying cash dividends of $749 million; and
•paying $850 million to repurchase 1.5 million shares.
As previously announced on Oct. 2, 2024, the company's board authorized the repurchase of its common stock up to an additional $3.0 billion, increasing the total authorization for potential future common stock repurchases to $10.3 billion. The stock repurchase program does not have an expiration date and may be amended or terminated by the board of directors at any time. The amount of shares ultimately purchased and the timing of purchases are at the discretion of management and subject to compliance with applicable law and regulation.
Additionally, on Oct. 2, 2024, the company authorized a fourth quarter dividend payment of $3.30 per share, representing an increase of $0.15 per share over the prior quarterly dividend payment.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2024	Sept. 24, 2023	Sept. 29, 2024	Sept. 24, 2023
Net sales
Aeronautics	$6,487	$6,717	$20,609	$19,861
Missiles and Fire Control	3,175	2,939	9,270	8,082
Rotary and Mission Systems	4,367	4,121	13,003	11,528
Space	3,075	3,101	9,539	9,226
Total net sales	$17,104	$16,878	$52,421	$48,697

Operating profit
Aeronautics	$659	$671	$2,089	$2,064
Missiles and Fire Control	456	398	1,217	1,146
Rotary and Mission Systems	483	482	1,408	1,286
Space	272	259	943	851
Total business segment operating profit	1,870	1,810	5,657	5,347
Unallocated items
FAS/CAS operating adjustment	406	414	1,218	1,245
Impairment and severance charges	—	—	(87)	—
Intangible asset amortization expense	(61)	(61)	(183)	(185)
Other, net	(75)	(121)	(288)	(193)
Total unallocated items	270	232	660	867
Total consolidated operating profit	$2,140	$2,042	$6,317	$6,214

For information on factors impacting comparability of the company's segment sales, operating profit and operating margins, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2023.

The company's consolidated net favorable profit booking rate adjustments represented approximately 20% and 19% of total segment operating profit in the quarters ended Sept. 29, 2024 and Sept. 24, 2023. During the quarter ended Sept. 29, 2024, the company recognized losses of $80 million on a classified program at the company's Aeronautics business segment due to higher than anticipated costs to achieve program objectives.

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2024	Sept. 24, 2023	Sept. 29, 2024	Sept. 24, 2023
Net sales	$6,487	$6,717	$20,609	$19,861
Operating profit	659	671	2,089	2,064
Operating margin	10.2%	10.0%	10.1%	10.4%
Aeronautics' net sales in the third quarter of 2024 decreased $230 million, or 3%, compared to the same period in 2023. The decrease was primarily attributable to lower net sales of $480 million on the F-35 program due to lower volume on production contracts as a result of delays in receiving additional contractual authorization and funding under the Lots 18-19 contract. This decrease was partially offset by higher net sales of $120 million on the C-130 program primarily due to higher volume on production and sustainment contracts; and $85 million on the F-16 program due to the ramp up on production.

Aeronautics' operating profit in the third quarter of 2024 decreased $12 million, or 2%, compared to the same period in 2023. The decrease in operating profit was attributable to $25 million from lower volume described above and $20 million from unfavorable contract mix, partially offset by $30 million of higher profit booking rate adjustments. The increase in profit booking rate adjustments included an $85 million favorable profit rate adjustment for a claim associated with a contract to modernize and install new engines in C-5 Galaxy aircraft, partially offset by $80 million of unfavorable profit rate adjustments on a classified program due to higher than anticipated costs to achieve program objectives.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2024	Sept. 24, 2023	Sept. 29, 2024	Sept. 24, 2023
Net sales	$3,175	$2,939	$9,270	$8,082
Operating profit	456	398	1,217	1,146
Operating margin	14.4%	13.5%	13.1%	14.2%

MFC’s net sales in the third quarter of 2024 increased $236 million, or 8%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $285 million for tactical and strike missile programs due to production ramp up on Guided Multiple Launch Rocket Systems (GMLRS) and Long Range Anti-Ship Missile (LRASM) programs. This increase was partially offset by lower net sales of $90 million for integrated air and missile defense programs due to lower volume on Patriot Advanced Capability-3 (PAC-3) and Terminal High Altitude Area Defense (THAAD).

MFC’s operating profit in the third quarter of 2024 increased $58 million, or 15%, compared to the same period in 2023. The increase in operating profit was attributable to $35 million of higher profit booking rate adjustments and $20 million from volume described above. The increase in profit booking rate adjustments was primarily due to higher favorable profit rate adjustments on PAC-3 as a result of better than anticipated cost performance.

Rotary and Mission Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2024	Sept. 24, 2023	Sept. 29, 2024	Sept. 24, 2023
Net sales	$4,367	$4,121	$13,003	$11,528
Operating profit	483	482	1,408	1,286
Operating margin	11.1%	11.7%	10.8%	11.2%

RMS' net sales in the third quarter of 2024 increased $246 million, or 6%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $185 million on integrated warfare systems and sensors (IWSS) programs due to higher volume on radar programs and the Canadian Surface Combatant (CSC) program; and $50 million for Sikorsky helicopter programs due to higher production volume on CH-53K, Seahawk and Black Hawk programs.

RMS' operating profit in the third quarter of 2024 was comparable to the same period in 2023 as a $25 million increase due to the higher volume described above was offset by $25 million of lower profit booking rate adjustments. The decrease in profit booking rate adjustments was primarily due to a reach-forward loss recognized on a radar program as a result of additional quantity ordering risk identified on fixed-price options.

Space

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2024	Sept. 24, 2023	Sept. 29, 2024	Sept. 24, 2023
Net sales	$3,075	$3,101	$9,539	$9,226
Operating profit	272	259	943	851
Operating margin	8.8%	8.4%	9.9%	9.2%

Space's net sales in the third quarter of 2024 decreased $26 million, or 1%, compared to the same period in 2023. The decrease was primarily attributable to lower net sales of $50 million for commercial civil space due to lower volume on the Orion program, partially offset by higher volume on other space exploration programs. This decrease was partially offset by higher net sales of $25 million for strategic and missile defense programs due to higher volume on reentry programs.

Space's operating profit in the third quarter of 2024 increased $13 million, or 5%, compared to the same period in 2023. The increase in operating profit was attributable to $25 million related to favorable contract mix across the portfolio, partially offset by $10 million of lower equity earnings driven by lower launch volume from the company's investment in United Launch Alliance (ULA). Profit booking rate adjustments were comparable.

Total equity earnings (ULA) represented approximately $5 million, or 2% of Space's operating profit in the third quarter of 2024, compared to approximately $15 million, or 6% for the same period in 2023.

Income Taxes

The company's effective income tax rate was 15.4% and 13.8% for the quarters ended Sept. 29, 2024 and Sept. 24, 2023. The rate for the third quarter of 2024 was higher than the third quarter of 2023 primarily due to additional research and development tax credits that were claimed for years prior to 2023 reflected in the 2023 rate. The rates for both periods benefited from research and development tax credits, tax deductions for foreign derived intangible income and dividends paid to the company's defined contribution plans with an employee stock ownership plan feature.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2024 Outlook
	Business segment operating profit (non-GAAP)	~$7,475
	FAS/CAS operating adjustment[1]	~1,625
	Intangible asset amortization expense	~(245)
	Other, net	~(485)
	Consolidated operating profit (GAAP)	~$8,370

1
Reflects the amount by which total CAS pension cost of $1.7 billion, exceeds FAS pension service cost and excludes non-service FAS pension income. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and future pension contributions.

Adjusted earnings before income taxes; adjusted net earnings and adjusted diluted EPS
Earnings before income taxes, net earnings and diluted earnings per share (EPS) were impacted by certain non-operational items for all periods. Management believes the presentation of these measures adjusted for the impacts of these non-operational items is useful to investors in understanding the company’s underlying business performance and comparing performance from period to period. The tax effects related to each adjustment that impacted earnings before income taxes are based on a blended tax rate that combines the federal statutory rate of 21% plus an estimated state tax rate.
The table below shows the impact to earnings before income taxes, net earnings and diluted EPS for certain non-operational items:

	(in millions, except per share data)	Quarters Ended
		Sept. 29, 2024			Sept. 24, 2023
		Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
	As Reported (GAAP)	$1,918	$1,623	$6.80	$1,953	$1,684	$6.73
	Mark-to-market investment losses[1]	14	10	0.04	14	11	0.04
	As Adjusted (Non-GAAP)	$1,932	$1,633	$6.84	$1,967	$1,695	$6.77

1	Includes changes in valuations of the company's net assets and liabilities for deferred compensation plans and early-stage company investments.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, Oct. 22, 2024, at 11:00 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at www.lockheedmartin.com.

# # #

Media Contacts:
Rebecca Miller, Director, Global Media Relations
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Maria Ricciardone, Vice President, Treasurer and Investor Relations
Christopher Fritz, Director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment;
•the timing of contract awards or delays in contract definitization as well as the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement policies that shift risk to contractors, including competitively bid programs with fixed-price development work or follow-on production options or other financial risks; and the impact of investments, cost overruns or other cost pressures and performance issues on fixed price contracts;
•changes in procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•    performance and financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•the impact of pandemics and epidemics on the company’s business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    government actions that prevent the sale or delivery of the company's products (such as delays in approvals for exports requiring Congressional notification);
•    trade policies or sanctions (including Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Türkish entities and persons, and indirect effects of sanctions on Russia to the company's supply chain);
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales;
•    changes in foreign national priorities and foreign government budgets and planned orders, including potential effects from fluctuations in currency exchange rates;
•    the competitive environment for the company's products and services, including competition from startups and non-traditional defense contractors;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce and the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;

•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;
•    changes in pension plan assumptions and actual returns on pension assets; cash funding requirements and pension risk transfers and associated settlement charges;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    impacts of climate change and compliance with laws, regulations, policies, and customer requirements in response to climate change concerns;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Nine Months Ended
		Sept. 29, 2024	Sept. 24, 2023	Sept. 29, 2024	Sept. 24, 2023
	Net sales	$17,104	$16,878	$52,421	$48,697
	Cost of sales	(14,987)	(14,830)	(46,181)	(42,513)
	Gross profit	2,117	2,048	6,240	6,184
	Other income (expense), net	23	(6)	77	30
	Operating profit	2,140	2,042	6,317	6,214
	Interest expense	(256)	(237)	(772)	(662)
	Non-service FAS pension income	16	111	47	332
	Other non-operating income, net	18	37	109	69
	Earnings before income taxes	1,918	1,953	5,701	5,953
	Income tax expense	(295)	(269)	(892)	(899)
	Net earnings	$1,623	$1,684	$4,809	$5,054
	Effective tax rate	15.4%	13.8%	15.6%	15.1%

	Earnings per common share
	Basic	$6.83	$6.75	$20.12	$20.04
	Diluted	$6.80	$6.73	$20.05	$19.97

	Weighted average shares outstanding
	Basic	237.5	249.3	239.0	252.2
	Diluted	238.6	250.2	239.9	253.1

	Common shares reported in stockholders’ equity at end of period			236	247

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 29, for the third quarter of 2024 and Sept. 24, for the third quarter of 2023. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended			Nine Months Ended
	Sept. 29, 2024	Sept. 24, 2023	% Change	Sept. 29, 2024	Sept. 24, 2023	% Change
Net sales
Aeronautics	$6,487	$6,717	(3%)	$20,609	$19,861	4%
Missiles and Fire Control	3,175	2,939	8%	9,270	8,082	15%
Rotary and Mission Systems	4,367	4,121	6%	13,003	11,528	13%
Space	3,075	3,101	(1%)	9,539	9,226	3%
Total net sales	$17,104	$16,878	1%	$52,421	$48,697	8%

Operating profit
Aeronautics	$659	$671	(2%)	$2,089	$2,064	1%
Missiles and Fire Control	456	398	15%	1,217	1,146	6%
Rotary and Mission Systems	483	482	—%	1,408	1,286	9%
Space	272	259	5%	943	851	11%
Total business segment operating profit	1,870	1,810	3%	5,657	5,347	6%
Unallocated items
FAS/CAS operating adjustment	406	414		1,218	1,245
Impairment and severance charges	—	—		(87)	—
Intangible asset amortization expense	(61)	(61)		(183)	(185)
Other, net	(75)	(121)		(288)	(193)
Total unallocated items	270	232	16%	660	867	(24%)
Total consolidated operating profit	$2,140	$2,042	5%	$6,317	$6,214	2%

Operating margin
Aeronautics	10.2%	10.0%		10.1%	10.4%
Missiles and Fire Control	14.4%	13.5%		13.1%	14.2%
Rotary and Mission Systems	11.1%	11.7%		10.8%	11.2%
Space	8.8%	8.4%		9.9%	9.2%
Total business segment operating margin	10.9%	10.7%		10.8%	11.0%

Total consolidated operating margin	12.5%	12.1%		12.1%	12.8%

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	2024 Outlook	2023 Actual
Total FAS income CAS cost
FAS pension income	$—	$378
Less: CAS pension cost	1,685	1,725
Total FAS/CAS pension adjustment	$1,685	$2,103

Service and non-service cost reconciliation
FAS pension service cost	$(60)	$(65)
Less: CAS pension cost	1,685	1,725
Total FAS/CAS pension operating adjustment	1,625	1,660
Non-service FAS pension income	60	443
Total FAS/CAS pension adjustment	$1,685	$2,103

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	Sept. 29, 2024	Dec. 31, 2023
Assets
Current assets
Cash and cash equivalents	$3,151	$1,442
Receivables, net	2,141	2,132
Contract assets	14,224	13,183
Inventories	3,234	3,132
Other current assets	461	632
Total current assets	23,211	20,521

Property, plant and equipment, net	8,454	8,370
Goodwill	10,800	10,799
Intangible assets, net	1,979	2,212
Deferred income taxes	3,105	2,953
Other noncurrent assets	7,971	7,601
Total assets	$55,520	$52,456

Liabilities and equity
Current liabilities
Accounts payable	$3,221	$2,312
Salaries, benefits and payroll taxes	3,076	3,133
Contract liabilities	9,051	9,190
Current maturities of long-term debt	142	168
Other current liabilities	2,320	2,134
Total current liabilities	17,810	16,937

Long-term debt, net	19,179	17,291
Accrued pension liabilities	6,077	6,162
Other noncurrent liabilities	5,254	5,231
Total liabilities	48,320	45,621

Stockholders’ equity
Common stock, $1 par value per share	236	240
Additional paid-in capital	—	—
Retained earnings	15,657	15,398
Accumulated other comprehensive loss	(8,693)	(8,803)
Total stockholders’ equity	7,200	6,835
Total liabilities and equity	$55,520	$52,456

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Nine Months Ended
	Sept. 29, 2024	Sept. 24, 2023
Operating activities
Net earnings	$4,809	$5,054
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,100	1,009
Stock-based compensation	229	221
Deferred income taxes	(174)	(395)
Impairment and severance charges	87	—
Changes in assets and liabilities
Receivables, net	(9)	100
Contract assets	(1,041)	(1,287)
Inventories	(102)	(224)
Accounts payable	970	1,731
Contract liabilities	(139)	(552)
Income taxes	66	(81)
Qualified defined benefit pension plans	(2)	(283)
Other, net	155	262
Net cash provided by operating activities	5,949	5,555

Investing activities
Capital expenditures	(1,103)	(987)
Other, net	149	(4)
Net cash used for investing activities	(954)	(991)

Financing activities
Issuance of long-term debt, net of related costs	1,980	1,975
Repayments of long-term debt	(168)	(115)
Repurchases of common stock	(2,700)	(3,000)
Dividends paid	(2,281)	(2,289)
Other, net	(117)	(131)
Net cash used for financing activities	(3,286)	(3,560)

Net change in cash and cash equivalents	1,709	1,004
Cash and cash equivalents at beginning of period	1,442	2,547
Cash and cash equivalents at end of period	$3,151	$3,551

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	Sept. 29, 2024	Dec. 31, 2023
Aeronautics	$50,988	$60,156
Missiles and Fire Control	40,722	32,229
Rotary and Mission Systems	37,571	37,726
Space	36,412	30,456
Total backlog	$165,693	$160,567

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 29, 2024	Sept. 24, 2023	Sept. 29, 2024	Sept. 24, 2023
F-35	48	30	48	80
F-16	2	1	9	2
C-130J	4	7	13	13
Government helicopter programs	24	3	47	24
Commercial helicopter programs	—	3	—	4
International military helicopter programs	4	1	9	1

	Number of Weeks in Reporting Period[1]	2024	2023
	First quarter	13	12
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	13	14

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.